UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2017 (March 6, 2017)

TERRAFORM GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37528 (Commission File Number)	47-1919173 (IRS Employer Identification No.)

7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814
(Address of principal executive offices, including zip code)

(240) 762-7700
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement and Voting and Support Agreement

On March 6, 2017, TerraForm Global, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Orion US Holdings 1 L.P. (“Parent”), a Delaware limited partnership, an affiliate of Brookfield Asset Management Inc. (“Brookfield”), and BRE GLBL Holdings Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent.  Concurrently with the announcement of the Merger Agreement, Brookfield and TerraForm Power, Inc. (“TERP”) announced the entry into a Merger and Sponsorship Transaction Agreement, dated March 6, 2017 by and among TERP, a Delaware corporation, Parent, and BRE TERP Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“BRE TERP Holdings”), pursuant to which BRE TERP Holdings will be merged with and into TERP and TERP will survive the merger as a subsidiary of Parent in which Parent will hold an approximately 51% interest.

The proposed Merger was approved by the board of directors of the Company (the “Board of Directors”), following the recommendation of its Corporate Governance and Conflicts Committee (the “Conflicts Committee”).  Completion of the Merger is expected to occur, subject to satisfaction of closing conditions, in the second half of 2017.

As a result of the Merger, each share of Class A common stock of the Company, par value $0.01 per share (the “Class A Shares”), issued and outstanding immediately prior to the effective time of the Merger (other than Class A Shares that are (i) owned by the Company, Parent or any of their direct or indirect wholly owned subsidiaries and not held on behalf of third parties, (ii) owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the Delaware General Corporation Law or (iii) held by any direct or indirect wholly owned subsidiary of the Company that is taxable as a corporation (the foregoing clauses (i) - (iii), collectively, the “Excluded Shares”)), will be converted into the right to receive per share Merger consideration equal to $5.10 per Class A Share in cash, without interest.

Concurrently with the execution and delivery of the Merger Agreement, SunEdison, Inc. (“SunEdison”) and certain of its affiliates executed and delivered a voting and support agreement with Brookfield and the Company (the “Voting and Support Agreement”) pursuant to which it agreed to vote or cause to be voted any shares of common stock, par value $0.01 per share, of the Company (each, a “Share” and, collectively, the “Shares”) held by it or any of its controlled affiliates in favor of the Merger and to take certain other actions to support the consummation of the Merger and the other transactions contemplated by the Merger Agreement.  The foregoing description of the Voting and Support Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Voting and Support Agreement attached hereto as Exhibit 2.3, which is incorporated herein by reference.

The Merger Agreement includes a non-waivable condition to closing that the Merger Agreement and the transactions contemplated by the Merger Agreement be approved by holders of a majority of the outstanding Class A Shares, excluding all Class A Shares held by SunEdison or any of its affiliates (“SunEdison Class A Shares”) and Parent or any of its affiliates.

Closing of the Merger also is subject to certain other conditions, including the adoption of the Merger Agreement by the holders of a majority of the total voting power of the outstanding Shares entitled to vote on the Merger, receipt of certain regulatory approvals, and the entry by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) of orders authorizing and approving the entry by SunEdison (and if, applicable, SunEdison’s debtor affiliates) into the Settlement Agreement, the Voting and Support Agreement and any other agreement entered into in connection with the Merger or the other transactions contemplated by the Merger Agreement to which SunEdison or any other debtor will be a party (the “Bankruptcy Court Order”).  In addition, Parent’s and Merger Sub’s obligations to consummate the Merger are subject to the requirement that certain litigation has been finally dismissed with prejudice or the settlement thereof has been submitted for court approval in a manner reasonably satisfactory to Parent pursuant to agreements or stipulations containing releases reasonably satisfactory to Parent, and all final approvals of courts or regulatory authorities required for the settlements and releases to become final, binding and enforceable; provided, however, that in no event will a settlement of certain claims made by a Renova Energia, S.A. include an aggregate payment by the Company and its subsidiaries of greater than $3,000,000 (net of any amounts funded directly or indirectly by insurance proceeds).  In the event that this condition has not been satisfied when all other conditions to closing are satisfied (other than those that by their nature are satisfied or waived at closing), Parent and the Company have agreed to negotiate in good faith to adjust, or defer a portion of, the $5.10 in cash per Class A Share otherwise payable pursuant to the terms of the Merger Agreement so that this condition will be satisfied.

Each of the Company, Parent and Merger Sub has made customary representations and warranties in the Merger Agreement.  The Company has also agreed to various agreements and covenants, including, among others, and subject to certain exceptions, to conduct its business in the ordinary course between execution of the Merger Agreement and closing of the Merger and not to engage in certain specified types of transactions during such period.

In addition, the Company is subject to a “no change of recommendation” restriction limiting its ability to change its recommendation in respect of the Merger except as permitted by the Merger Agreement and a “no shop” restriction on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and engage in discussions with, third parties regarding alternative acquisition proposals.

The Merger Agreement contains specified termination rights, including the right for each of the Company and Parent to terminate the Merger Agreement if the Merger is not consummated by December 6, 2017 (subject to a three-month extension under certain circumstances at the discretion of either the Company or Parent).  The Merger Agreement provides for other customary termination rights for both the Company and Parent (including, for Parent, if the Board of Directors changes its recommendation in respect of the Merger) as more particularly set forth in the Merger Agreement.  The Company is required to pay Parent a termination fee equal to $30 million following termination of the Agreement in the following circumstances: (i) the requisite stockholder approval has not been obtained by the termination date, and an alternative acquisition proposal to acquire the Company has been made or announced, and within 12 months of the termination of the Merger Agreement, the Company enters into a definitive agreement or consummates any alternative acquisition (as defined in the Merger Agreement), in such case, net of any expense fee paid by the Company to Parent in connection with the Merger; (ii) if either party terminates the Merger Agreement because the Bankruptcy Court Order has not been entered by the Bankruptcy Court by the date provided for such approval in the Settlement Agreement, and within 12 months of the termination of the Merger Agreement, the Company enters into a definitive agreement or consummates any alternative acquisition (as defined in the Merger Agreement), in such case, net of any expense fee paid by the Company to Parent in connection with the Merger; (iii) if either party terminates the Merger Agreement because the requisite stockholder approval has not been obtained or because the Agreement has not been consummated by the termination date, and at the time of termination, the Board of Directors has changed its recommendation in respect of the Merger; or (iv) if Parent terminates the Merger Agreement because the Board of Directors has made and not withdrawn a change of recommendation in respect of the Merger and at the time of Parent’s termination the Company has not obtained the requisite stockholder approval of the Merger or the Bankruptcy Court Order has not been entered by the Bankruptcy Court.  In addition, if the Merger Agreement is terminated, under certain circumstances, the Company has agreed to pay to Parent an $8 million expense reimbursement fee.

The representations, warranties and covenants of the Company contained in the Merger Agreement have been made solely for the benefit of Parent and Merger Sub.  In addition, such representations, warranties and covenants (a) have been made only for purposes of the Merger Agreement, (b) have been qualified by confidential disclosures made to Parent and Merger Sub in connection with the Merger Agreement, (c) are subject to materiality qualifications contained in the Merger Agreement that may differ from what may be viewed as material by investors and (d) have been included in the Merger Agreement for the purpose of allocating risk among the contracting parties rather than establishing matters as facts.  Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company or its business.  Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.  The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q and other documents that the Company files with the Securities and Exchange Commission (the “SEC”).

The foregoing description of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached hereto as Exhibit 2.1, which is incorporated herein by reference.

Settlement Agreement

The Company also entered into a settlement  agreement with SunEdison and certain other parties named therein (the “Settlement Agreement”) pursuant to which the Company and SunEdison released all intercompany claims in connection with the SunEdison bankruptcy (with certain exceptions).  In consideration for such release, SunEdison will exchange, effective as of immediately prior to the effective time of the Merger, all of the Class B Units (as defined in the Merger Agreement) of TerraForm Global, LLC held by it or any of its controlled affiliates for a number of Class A Shares equal to 25% of the issued and outstanding Class A Shares (on a fully diluted basis) measured as of immediately prior to the effective time of the Merger (the “Exchange”).  As a result of and following completion of the Exchange, all of the issued and outstanding shares of Class B common stock, par value $0.01 per share, of the Company will be redeemed and retired and all issued and outstanding IDRs (as defined in the Merger Agreement) will be cancelled.

The foregoing description of the Settlement Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Settlement Agreement attached hereto as Exhibit 2.2, which is incorporated herein by reference.

Overview of Principal Events Leading to the Merger Agreement with Brookfield

On March 6, 2017, following the recommendation of the Conflicts Committee, the Board of Directors (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement, and resolved to recommend that the holders of Shares approve the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement, and (iii) directed that the Merger Agreement be submitted for adoption and approval by the Company’s stockholders.The Board of Directors’ recommendation marks the completion of a strategic review process that was initiated by the Board of Directors and the Conflicts Committee in May 2016.  This review process was initiated as part of an effort to preserve and protect stockholder value in connection with the disruption caused by SunEdison’s voluntary filing for bankruptcy protection pursuant to Chapter 11 of the U.S. Bankruptcy Code on April 21, 2016 (the “SunEdison bankruptcy”) and included governance, operations and business performance initiatives deemed especially critical because SunEdison provided all personnel and services to the Company (other than those operational services provided by third parties).

From May to August 2016, management of the Company developed a business plan for the Company to operate independently of SunEdison.  The Conflicts Committee and Board of Directors reviewed in detail the Company’s business plan under various scenarios, including the attendant execution risks.  The business planning process addressed multiple areas, including the Company’s business model, growth prospects, dividend targets, organization design, investment strategy, capital structure, competitive position, project operations, corporate costs and other factors.  The Company’s financial advisors evaluated the strategic and financial implications of the Company’s plan to operate on a stand-alone basis (without a sponsor), and its resulting competitive position in the global market for renewable energy assets.

Following completion of a stand-alone business plan reflecting the absence of SunEdison’s sponsorship and support, the Board of Directors, based upon the recommendation of the Conflicts Committee, expanded the strategic review process to include an exploration and evaluation of all potential strategic alternatives to maximize stockholder value, including potential transactions to secure a new sponsor or to sell the Company.  In particular, the Company, acting on the authority or recommendation of the Conflicts Committee, undertook the following initiatives over this year-long process:

•
Developed an emergency plan to provide continuity in the Company’s operations and cash flows following the disruption in services provided by SunEdison, and retained AlixPartners LLP to provide consulting services in planning and operational functions necessary to preserve the Company’s business;

•
Amended the limited liability company agreement of its operating subsidiary to give an independent conflicts committee the exclusive power to manage and control business decisions relating to or involving SunEdison (in light of the directors serving on the Board of Directors being subject to removal by SunEdison);

•
Delegated to the Conflicts Committee, given the potentially conflicting interests of SunEdison, oversight of the strategic review process, with a mandate to be guided solely by consideration of the best interests of all of the Company’s stockholders and to ensure interactions with SunEdison were conducted on an arm’s-length basis;

•	Increased the directors on the Board of Directors from seven to ten, seven of whom satisfy NASDAQ’s independence standards and four of whom are independent of both SunEdison and TERP;

•	Elected to the Conflicts Committee directors who are independent of both SunEdison and TERP;

•
Required that all decisions with respect to any strategic transaction, including the Merger, be made following a determination that the decision would be in the best interests of all of the Company’s stockholders and with the consent of a majority of the independent directors;

•
Engaged financial and legal advisors, including Centerview Partners LLC (“Centerview”), as joint financial advisor with TERP, and Greentech Capital Advisors (“Greentech”), as independent financial advisor, as well as Sullivan & Cromwell LLP, as legal advisor, in addition to Greenberg Traurig, LLP, the Conflicts Committee’s legal advisor, and Robbins, Russell, Englert, Orseck, Untereiner & Sauber LLP, as legal advisor to the independent directors who are not also directors of TERP;

•
Developed a process and protocol for collaborating with SunEdison in the strategic alternatives process on an arm’s-length basis, with the goal of permitting the Company to maximize value for its public stockholders, particularly in light of SunEdison’s voting power and the need to obtain the Bankruptcy Court’s approval for any SunEdison voting decision regarding a strategic transaction;

•
Developed a business plan and forecasts assuming the Company would continue as a stand-alone entity (without a sponsor) and addressing multiple areas, including growth prospects, dividend targets, organizational design, investment strategy, capital structure, competitive position, project operations and corporate costs (the “Stand-Alone Plan”);

•
Engaged in a detailed review of the Stand-Alone Plan, including key execution risks and financial analyses, in consultation with financial and legal advisors, with a view towards determining whether it was advisable to pursue such a plan or to pursue a strategic alternatives process which could lead to a whole Company sale or the selection of a new sponsor to facilitate the Company’s growth;

•
Analyzed and filed proofs of claims against SunEdison and negotiated the Settlement Agreement on a timeline parallel to the pursuit of strategic alternatives following the determination by the Conflicts Committee that a settlement with SunEdison on an arm’s-length basis would likely increase the value that could be obtained for all stockholders in a potential strategic transaction; and

•	Conducted a strategic alternatives process in which:

o
In the first phase, approximately 190 different parties were contacted, of which more than 30 entered into non-disclosure agreements, resulting in the submission of preliminary non-binding indications of interest by ten different parties, including five strategic bidders and five financial bidders;

o
In the second phase, bidders were provided access to a virtual data room, a draft merger agreement, management presentations and meetings, resulting in the submission of offers from five different parties, including two financial bidders, two strategic bidders and Brookfield;

o	Through negotiation, Brookfield submitted a proposal, described in further detail in the Company’s Current Report on Form 8-K filed by the Company on January 23, 2017;

o	In weighing various strategic alternatives, the Board evaluated the value offered to stockholders, transaction certainty and speed to closing in considering various bidders;

o
Brookfield was deemed to offer the highest per share cash price at $4.15 (on a pre-settlement basis), offered two different sponsorship proposals, and has a history of closing renewable energy acquisition transactions and obtaining prompt regulatory approvals.  As a result, the Board of Directors, following the recommendation of the Conflicts Committee, agreed to negotiate exclusively with Brookfield with respect to a business combination until 11:59 p.m. New York City time on March 6, 2017;

o
During the exclusivity period, the Company developed a sponsorship business plan and forecasts in collaboration with Brookfield, including a potential asset acquisition pipeline, cash flow projections and capital structure details, as well as assumptions regarding costs and fees.  The Company reviewed the business plan under Brookfield’s sponsorship, including key execution risks and financial analyses, in consultation with financial and legal advisors, with a view towards determining whether a sponsorship plan would yield greater value for the Company’s stockholders than the Stand-Alone Plan or a sale of the Company for cash;

o
Following completion of the sponsorship model described above, Brookfield withdrew its sponsorship proposal, noting among other things that the sponsorship model was unlikely to be successfully received in the marketplace;

o
Several weeks into the exclusivity period with Brookfield, the Company also received an unsolicited offer from Party A for $4.52 per Class A Share, subject to satisfactory completion of due diligence and other conditions;

o
During exclusivity with Brookfield, the Board of Directors, following the recommendation of the Conflicts Committee, negotiated with Brookfield and improved its offer to $4.45 per Class A Share (without giving effect to the reduced number of outstanding shares that would result from the Exchange) and which Brookfield confirmed was its “best and final” offer;

o
The $4.45 per Class A Share (pre-settlement price) offered by Brookfield provided existing Class A stockholders with $5.10 in cash after giving effect to the SunEdison settlement, which provides current Class A stockholders with 75% of the total consideration offered to all stockholders;

o	SunEdison stated that it would not support the Settlement Agreement if the Company entered into a transaction with Party A;

o
The Board of Directors and the Conflicts Committee each expressed serious concerns as to whether Party A would finalize a transaction at the value it had indicated in its letter and about the certainty and timing of closing;

o
The Board of Directors evaluated the certainty of signing and closing with Brookfield, which had completed extensive due diligence, its likely ability to gain regulatory and other approvals, and the fully financed nature of its proposal, as well as the economic value offered to stockholders; and

o
The terms of the Merger Agreement, the Settlement Agreement and the Voting and Support Agreement were robustly negotiated by the Company, were approved by the Board of Directors following the recommendation of the Conflicts Committee, and were executed substantially concurrently on March 6, 2017.

The Conflicts Committee’s and Board of Directors’ Reasons for the Merger

In evaluating the Merger Agreement and the Merger, the Conflicts Committee and the Board of Directors compared a variety of alternatives and considered numerous factors, including the following non-exhaustive list of material factors and benefits of the Merger, each of which the Conflicts Committee and the Board of Directors believed supported their respective determinations that a sale for cash at $5.10 per share was superior to other strategic alternatives or the Stand-Alone Plan:

•	the fact that the price offers an attractive valuation for the Company;

•
the fact that while the Stand-Alone Plan could provide the Company’s stockholders the opportunity to participate in potential future increases in the trading value of the Company’s stock and, in the longer term, payment of dividends, it was subject to significant risks:

o
In the Stand-Alone Plan the combination of the structural challenges described below, a small market capitalization and an emerging market geographic business focus made it unlikely that the equity trading value of Class A Shares would exceed the cash per share Merger consideration;

o	In the Stand-Alone Plan the Company would be subject to risks and costs arising out of:

▪	the lack of an asset acquisition pipeline or visible growth trajectory, including the need to identify suitable renewable energy projects for investment;

▪
an uncertain capability to compete for stabilized, equity yield generating infrastructure as a stand-alone entity relative to competitors, given the Company’s potentially high cost of capital, operational challenges and failure to close certain transactions;

▪	project operating risks, including irradiance/wind resource, curtailment, availability, operation and maintenance costs and merchant pricing;

▪	a limited ability to attract and retain personnel, including to develop new projects and to operate and optimize existing fleet operations;

▪
a business model that focuses exclusively on emerging markets (as compared to a traditional yieldco focus on developed markets) with exposure to emerging market macroeconomic and political risks as well as the risks associated with interest rate increases and fluctuations in currency exchange rates (including potentially negative effects on CAFD (as defined below) by reducing the Company’s ability to repatriate cash) and the challenges of re-investing free cash flow of a specific currency in attractive development projects of the same currency;

▪	the uncertainty of investors’ appetite for the Company’s equity securities in light of the significant erosion in stockholder value since the Company’s initial public offering;

▪	the requirement that the Company would need to cure defaults and comply with high yield covenants in its existing debt, making it difficult to pay dividends or reinvest cash;

▪	existing noteholders’ willingness to accept a tender at a lower premium than the make-whole amount; and
▪
▪	the need for the Company to refinance its corporate debt and obtain new project debt on existing assets on favorable terms;

•
the Company’s financial condition and reputation in the power industry, its high cost of capital and the uncertainty of its ability to access capital markets, combined with the Conflicts Committee’s and the Board of Directors’ assessment of macroeconomic factors and uncertainty around forecasted economic conditions, both in the near and the long term, and within the renewable power industry in emerging markets countries in particular;

•
the opinions of Centerview and Greentech, each dated March 6, 2017, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken set forth in each respective opinion, that the Merger consideration of $5.10 per Class A Share in cash to be received by the holders of the Class A Shares in the Merger is fair from a financial point of view, as of the date of such opinion, to such holders (other than Parent and its subsidiaries), as will be disclosed in the proxy statement that the Company intends to file with the SEC as described below under “Additional Information and Where to Find It”;

•
the financial condition and reputation of Brookfield and its and Parent’s ability to pay the Merger consideration of $5.10 per Class A Share in cash out of cash on hand sources without a financing condition to the Merger;

•
the belief that Brookfield, as a seasoned and well-known operator in the renewable energy industry, may be able to obtain certain regulatory approvals necessary to close the Merger quicker than other potential bidders;

•
the fact that the terms of the Merger Agreement require the adoption of the Merger Agreement by the holders of a majority of the outstanding Shares as well as the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement by the holders of a majority of the outstanding Class A Shares excluding SunEdison and its affiliates and Brookfield and its affiliates (which is a non-waivable condition to closing); and

•
the fact that several weeks into exclusivity, Brookfield withdrew its sponsorship offer, such that the Conflicts Committee and the Board of Directors were choosing only between the Stand-Alone Plan and a whole-company sale.

In view of the variety of factors considered in connection with their respective evaluation of the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement, neither the Conflicts Committee nor the Board of Directors found it practicable to, and neither the Conflicts Committee nor the Board of Directors did, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective determination and their respective recommendation.  In addition, individual directors may have given different weights to different factors.  Neither the Conflicts Committee nor the Board of Directors undertook to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support their respective ultimate determination.  Each of the Conflicts Committee and the Board of Directors based its respective recommendation on the totality of the information presented.

Certain Company Projections

The Company does not, as a matter of course, publicly disclose detailed financial forecasts as to future performance, earnings or other results due to the difficulty of predicting economic and market conditions and accurately forecasting the Company’s performance, particularly for extended periods, other than limited financial metrics from time to time as part of the Company’s ongoing efforts to communicate with investors regarding the Company’s business continuity and progress toward operational independence from SunEdison.  Management of the Company prepared an unaudited forecast contemplating a scenario in which the Company would transition to an emerging markets independent power producer business model through continued development of in-house growth and project operations capabilities, reduction of dividend payout ratio targets to sustainable levels and growth through third party acquisitions.  We refer to this forecast as the “Management Stand-Alone Plan.”  In the Management Stand-Alone Plan, management of the Company employed assumptions based on the performance of its current project portfolio, the Company’s ability to manage its current liabilities, and the Company’s ability to raise and deploy capital in its target markets in the future.

The internal financial forecasts summarized below (the “Forecasts”) were prepared by or at the direction of and approved by management for internal use in connection with the Company’s exploration and evaluation of strategic alternatives to maximize stockholder value, including transactions to secure a new sponsor or a sale of the Company.

While the Forecasts were prepared in good faith by management, no assurance can be made regarding future events and the disclosure of these Forecasts should not be regarded as an indication that the Company, the Board of Directors, the Conflicts Committee, their respective advisors or any other person considered, or now considers, the Forecasts to be a reliable prediction of future results, and the Forecasts should not be relied upon as such.  The Forecasts cover multiple years and prospective financial information by its nature becomes subject to greater uncertainty with each successive year.  In addition, the Forecasts were prepared at a prior period in time and reflect estimates, assumptions and business decisions as of the time of preparation, all of which are subject to change.  The estimates, assumptions and business decisions made by management upon which the Forecasts are based involve judgments with respect to, among other matters, future industry performance, general business, economic, regulatory, market and financial conditions, many of which are difficult or impossible to predict accurately, are subject to significant operational, economic, competitive or other third party risks and uncertainties, and are beyond the Company’s control.  Management of the Company has limited visibility into the likelihood of the occurrence and potential magnitude of the material risks to the Company’s performance in the unpredictable operating environment surrounding the Company, and as a result faces challenges in being able to accurately forecast the Company’s performance and predict the effectiveness of initiatives designed to enable the Company to operate as an independent Company (with or without a sponsor) and to improve the performance of the business and revenue.  There can be no assurance that the estimates and assumptions made in preparing the Forecasts will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected results.  The Forecasts also reflect estimates, assumptions and business decisions that do not reflect the effects of the Merger (or any failure of the Merger to occur), or any other changes that may in the future affect the Company or its assets, business, operations, properties, policies, corporate structure, capitalization and management.

Important factors that may affect actual results and cause the Forecasts to not be achieved include risks and uncertainties described below under the section titled “Cautionary Statement Regarding Forward-Looking Statements” and in the Company’s filings with the SEC.  None of the Company, Brookfield or any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any Company stockholder or any other person regarding the information included in the Forecasts or the ultimate performance of the Company compared to the information included in the Forecasts or that the Forecasts will ultimately be achieved.  In light of the foregoing factors and the uncertainties inherent in the Forecasts, the Company’s stockholders are cautioned not to place undue, if any, reliance on the Forecasts.  The Company does not intend to update or otherwise revise the Forecasts for any reason or purpose, even in the event that any or all of the assumptions on which the Forecasts were based are no longer appropriate.

The Forecasts include certain financial measures that do not conform to U.S. Generally Accepted Accounting Principles, which we refer to as GAAP, including adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and cash available for distribution (“CAFD”) (each as further described below).  This information is included because management believes these non-GAAP financial measures could be useful in evaluating the business, potential operating performance and cash flow of the Company.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as presented in the Forecasts may not be comparable to similarly titled amounts used by other companies in the industry.

The Forecasts were not prepared with a view toward public disclosure, soliciting proxies or complying with GAAP, the published guidelines of the SEC regarding financial projections and forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections and forecasts.  Neither the Company’s independent registered public accounting firm nor any other independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these forecasts and, accordingly, neither the Company’s independent registered public accounting firm nor any other independent registered public accounting firm has expressed any opinion or given any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information.

The following tables present in summary form certain of the financial measures projected in the Forecasts:

Management Stand-Alone Plan - ($mm, except Dividends Per Share)

	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026
Revenue	$245	$276	$298	$300	$311	$323	$329	$333	$347	$362
(–) Cost of Operations	($50)	($54)	($58)	($59)	($61)	($64)	($66)	($69)	($72)	($74)
(–) Corporate General & Administrative	($36)	($21)	($21)	($20)	($21)	($21)	($22)	($22)	($23)	($23)
(–) Depreciation & Amortization	($52)	($61)	($68)	($69)	($73)	($76)	($80)	($84)	($88)	($92)
(–) Stock-based Compensation	($4)	($4)	($4)	($4)	($4)	($4)	($4)	($4)	($4)	($4)
Operating Income	$103	$137	$148	$148	$153	$157	$157	$154	$161	$169
(–) Interest Expense	($100)	($93)	($78)	($75)	($72)	($71)	($69)	($67)	($65)	($63)
(–) Other Project Expenses(1)	($0)	($2)	($4)	($6)	($8)	($13)	($13)	($18)	($18)	($19)
(+/-) Gain / (Loss) on Extinguishment of Debt	($19)	($48)	$0	$0	$0	$0	$0	$0	$0	$0
(Loss) Income Before Income Tax Expense	($16)	($6)	$66	$67	$73	$74	$75	$68	$78	$87
(+/-) Income Tax Benefit / (Expense)(2)	$6	$2	($27)	($27)	($29)	($30)	($30)	($27)	($31)	($35)
Net (Loss) Income	($10)	($4)	$40	$40	$44	$44	$45	$41	$47	$52

Net (Loss) Income	($10)	($4)	$40	$40	$44	$44	$45	$41	$47	$52
(+/-) Income Tax Expense / (Benefit)(2)	($6)	($2)	$27	$27	$29	$30	$30	$27	$31	$35
(+) Depreciation & Amortization	$52	$61	$68	$69	$73	$76	$80	$84	$88	$92
(+) Stock-based Compensation	$4	$4	$4	$4	$4	$4	$4	$4	$4	$4
(+) Interest Expense	$100	$93	$78	$75	$72	$71	$69	$67	$65	$63
(+) Other Project Expenses(1)	$0	$2	$4	$6	$8	$13	$13	$18	$18	$19
(+) Non-recurring Operating Expenses	$14	$0	$0	$0	$0	$0	$0	$0	$0	$0
(+/-) Loss/(Gain) on Extinguishment of Debt	$19	$48	$0	$0	$0	$0	$0	$0	$0	$0
Adjusted EBITDA	$173	$202	$220	$220	$230	$238	$241	$242	$253	$264

Adjusted EBITDA	$173	$202	$220	$220	$230	$238	$241	$242	$253	$264
(–) Project Interest Payments	($41)	($52)	($64)	($61)	($60)	($59)	($57)	($56)	($54)	($52)
(–) HoldCo Interest Payments	($76)	($61)	($14)	($14)	($12)	($12)	($12)	($12)	($11)	($11)
(–) Debt Principal Payments(3)	($10)	($18)	($29)	($37)	($42)	($47)	($52)	($56)	($62)	($67)
(–) Cash Tax Payments	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
(+/-) Project Cash Flow Adjustments(4)	$8	($13)	($15)	($17)	($17)	($23)	($22)	($25)	($24)	($25)
(+/-) HoldCo Cash Flow Adjustments(5)	$9	($2)	($2)	($2)	($2)	($2)	($2)	($2)	($2)	($2)
Adjusted CAFD	$63	$55	$95	$90	$97	$95	$96	$91	$99	$107
Dividends Per Share	$0.00	$0.06	$0.21	0.20	$0.21	$0.21	$0.21	$0.20	$0.21	$0.23

Other Key Metrics:
CAFD From Acquisitions	$0	($1)	($2)	$0	$6	$13	$20	$27	$33	$41
HoldCo Debt	$564	$233	$209	$205	$201	$196	$192	$188	$184	$180
Consolidated Debt	$1,145	$984	$939	$943	$947	$943	$936	$922	$909	$896
Unrestricted Cash	$467	$135	$150	$150	$150	$150	$150	$150	$150	$150
Project Acquisitions (MW)	111	111	23	59	64	62	63	60	66	70
Shares Outstanding (End of Period)	177.1	178.0	178.9	179.8	181.1	182.8	184.6	186.3	188.0	189.7

(1)	Includes project-level taxes, fees, withholding taxes and other project specific adjustments.
(2)
The Company has assumed an average effective tax rate of 40%.  The actual effective tax rate in some of these years may differ from this rate primarily due to the recording and/or release of a valuation allowance on certain tax benefits attributed to the Company and to lower statutory income tax rates in the Company's foreign jurisdictions. The Company expects to generate NOLs and has NOL carryforwards that can be utilized to offset future taxable income. As a result, the Company does not expect to pay significant United States federal income tax in the near term.

(3)	Includes project and HoldCo level principal payments.
(4)	Includes project-level maintenance capital expenditures, changes restricted cash, distributions to non-controlling interests, taxes, fees, withholding taxes and other project specific adjustments.
(5)	Include gains and losses from FX hedging settlements and other HoldCo adjustments.

Definitions of Certain Financial Terms

Adjusted EBITDA

The Company defines Adjusted EBITDA as net income (loss) plus depreciation, accretion and amortization, non-cash affiliate general and administrative costs, acquisition related expenses, interest expense, gains (losses) on interest rate swaps, foreign currency gains (losses), income tax (benefit) expense and stock compensation expense, and certain other non-cash charges, unusual, non-operating or non-recurring items and other items that the Company believes are not representative of the Company’s core business or future operating performance.  The Company’s definitions and calculations of these items may not necessarily be the same as those used by other companies.  Adjusted EBITDA is not a measure of liquidity or profitability and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure determined in accordance with GAAP.

CAFD

The Company defines “cash available for distribution” or “CAFD” as adjusted EBITDA of Global LLC as adjusted for certain cash flow items that the Company associates with the Company’s operations.  Cash available for distribution represents adjusted EBITDA (i) minus deposits into (or plus withdrawals from) restricted cash accounts required by project financing arrangements to the extent they decrease (or increase) cash provided by operating activities, (ii) minus cash distributions paid to non-controlling interests in the Company’s renewable energy facilities, if any, (iii) minus scheduled project-level and other debt service payments and repayments in accordance with the related borrowing arrangements, to the extent they are paid from operating cash flows during a period, (iv) minus non-expansionary capital expenditures, if any, to the extent they are paid from operating cash flows during a period, (v) plus or minus operating items as necessary to present the cash flows the Company deems representative of the Company’s core business operations, with the approval of the Audit Committee of the Board of Directors.

Item 8.01	Other Events.

On March 6, 2017, the Company issued a press release announcing its entry into the Merger Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K and the other documents referenced therein and the Company’s filings with the SEC contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “goal,” “guidance,” “outlook,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases.  All statements that address operating performance, events, or developments that the Company expects or anticipates will occur in the future are forward-looking statements.  They may include financial metrics such as estimates of expected adjusted earnings before interest, taxes, depreciation and amortization, cash available for distribution, earnings, revenues, capital expenditures, liquidity, capital structure, future growth, financing arrangement and other financial performance items (including future dividends per share), descriptions of management’s plans or objectives for future operations, products, or services, or descriptions of assumptions underlying any of the above.  Forward-looking statements are based on the Company’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made.  Although the Company believes its respective expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially.

By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.  Factors that might cause such differences include, but are not limited to, the expected timing and likelihood of completion of the Merger, including the timing, receipt and terms and conditions of any required governmental approvals of the Merger that could cause the parties to abandon the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the risk of failure by the Bankruptcy Court to confirm the Settlement Agreement, the Voting and Support Agreement and any other agreement entered into in connection with the Merger or the other transactions contemplated by the Merger Agreement to which SunEdison or any other debtor will be a party; the risk of failure of the holders of a majority of the outstanding Shares to adopt the Merger Agreement and of the holders of a majority of the Class A Shares other than SunEdison and its affiliates and Brookfield and its affiliates to approve the Merger Agreement and the transactions contemplated by the Merger Agreement; the risk that the parties may not be able to satisfy the conditions to the Merger in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the Merger; the risk that any announcements relating to the Merger could have adverse effects on the market price of the Company’s common stock; the risk that the proposed transaction and its announcement could have an adverse effect on the Company’s ability to retain and hire key personnel and maintain relationships with its suppliers and customers and on its operating results and businesses generally; the Company’s relationship with SunEdison, including SunEdison’s bankruptcy filings; risks related to events of default and potential events of default arising under project-level financings and other agreements due to various factors; risks related to the Company’s failure to satisfy continued listing requirements of NASDAQ; the Company’s ability to acquire projects at attractive prices as well as to integrate the projects the Company acquires from third parties or otherwise realize the anticipated benefits from such acquisitions, including through refinancing or future sales; actions of third parties, including but not limited to the failure of SunEdison to fulfill its obligations and the actions of the Company’s bondholders and other creditors; price fluctuations, termination provisions and buyout provisions in offtake agreements; delays or unexpected costs during the completion of projects the Company intends to acquire; regulatory requirements and incentives for production of renewable power; operating and financial restrictions under agreements governing indebtedness; the condition of the debt and equity capital markets and the Company’s ability to borrow additional funds and access capital markets; the impact of foreign exchange rate fluctuations; the Company’s ability to compete against traditional and renewable energy companies; hazards customary to the power production industry and power generation operations, such as unusual weather conditions and outages or other curtailment of the Company’s power plants; departure of some or all of SunEdison’s employees, particularly key employees and operations and maintenance or asset management personnel that the Company significantly relies upon; pending and future litigation; and the Company’s ability to operate the Company’s business efficiently, including to manage the transition from SunEdison information technology, technical, accounting and generation monitoring systems, to manage and complete governmental filings on a timely basis, and to manage the Company’s capital expenditures, economic, social and political risks and uncertainties inherent in international operations, including operations in emerging markets and the impact of foreign exchange rate fluctuations, the imposition of currency controls and restrictions on repatriation of earnings and cash, protectionist and other adverse public policies, including local content requirements, import/export tariffs, increased regulations or capital investment requirements, conflicting international business practices that may conflict with other customs or legal requirements to which we are subject, the inability to obtain, maintain or enforce intellectual property rights, and being subject to the jurisdiction of courts other than those of the United States, including uncertainty of judicial processes and difficulty enforcing contractual agreements or judgments in foreign legal systems or incurring additional costs to do so. Many of these factors are beyond the Company’s control.

The Company disclaims any obligation to update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data, or methods, future events, or other changes, except as required by law.  The foregoing list of factors that might cause results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties which are described in the Company’s Form 10-K for the 2015 fiscal year and Forms 10-Q for the first, second and third quarters of 2016, as well as additional factors it may describe from time to time in other filings with the SEC or incorporated herein.  You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Parent.  In connection with the proposed acquisition, Parent and the Company intend to file relevant materials with the SEC, including the Company’s proxy statement on Schedule 14A.  STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, http://www.sec.gov.  The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to TerraForm Global, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814: (240) 762-7700, or from the Company’s website, https://www.terraformglobal.com/.

PARTICIPANTS IN SOLICITATION

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in respect of the proposed transaction.  Information about the directors and executive officers of the Company and the interests of such individuals will be set forth in the proxy statement for the Merger, which will be filed with the SEC.  You may obtain free copies of the proxy statement as described in the preceding paragraph, when it is available.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 6, 2017, by and among TerraForm Global, Inc., Orion US Holdings 1 L.P. and BRE GLBL Holdings Inc.

2.2
Settlement Agreement, dated as of March 6, 2017, by and among TerraForm Global, Inc. a Delaware corporation, TerraForm Global LLC a Delaware limited liability company, TerraForm Global Operating, LLC a Delaware limited liability company and SunEdison, Inc.

2.3
Voting and Support Agreement, dated March 6, 2017, by and among Orion US Holdings 1 L.P., a Delaware limited partnership, BRE GLBL Holdings Inc., a Delaware corporation, SunEdison, Inc., a Delaware corporation, SunEdison Holdings Corporation, a Delaware corporation, and TerraForm Global, Inc., a Delaware corporation.

99.1	Press release, dated March 7, 2017.

99.2	Investor Presentation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRAFORM GLOBAL, INC.

By:	/s/ Yana Kravtsova
Name: Yana Kravtsova Title: Senior Vice President, General Counsel and Secretary

Date: March 7, 2017

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 6, 2017, by and among TerraForm Global, Inc., Orion US Holdings 1 L.P. and BRE GLBL Holdings Inc.

2.2
Settlement Agreement, dated as of March 6, 2017, by and among TerraForm Global, Inc. a Delaware corporation, TerraForm Global LLC a Delaware limited liability company, TerraForm Global Operating, LLC a Delaware limited liability company and SunEdison, Inc.

2.3
Voting and Support Agreement, dated March 6, 2017, by and among Orion US Holdings 1 L.P., a Delaware limited partnership, BRE GLBL Holdings Inc., a Delaware corporation, SunEdison, Inc., a Delaware corporation, SunEdison Holdings Corporation, a Delaware corporation, and TerraForm Global, Inc., a Delaware corporation.

99.1	Press release, dated March 7. 2017.

99.2	Investor Presentation.